                                                                     Exhibit 3.1

                              Chapman and Cutler
                            111 West Monroe Street
                           Chicago, Illinois  60603

                               January 10, 1996


EVEREN Unit Investment Trusts
77 West Wacker Drive
Chicago, Illinois  60601

     Re:  EVEREN Unit Investment Trusts Series 41
          ---------------------------------------

Gentlemen:

     We have served as counsel for EVEREN Unit Investment Trusts, as Sponsor and Depositor of EVEREN Unit Investment Trusts Series 41 (the "Fund"), in connection with the preparation, execution and delivery of Trust Agreements dated the date of this opinion between EVEREN Unit Investment Trusts, as Depositor, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Bonds listed in the Schedules to each Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing all the Units of fractional undivided interest in, and ownership of, the Fund, created under said Trust Agreements.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreements and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

          2. The certificates evidencing the Units of the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreements, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-00065) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                       Respectfully submitted,



                                       CHAPMAN AND CUTLER

                              Chapman and Cutler
                            111 West Monroe Street
                           Chicago, Illinois  60603

                               January 10, 1996


EVEREN Unit Investment Trusts,
a service of EVEREN Securities, Inc.
77 West Wacker Drive, 29th Floor
Chicago, Illinois  60601

The Bank of New York
101 Barclay Street
New York, New York  10286

     Re:          Everen Unit Investment Trusts Series 41
          (Insured National Series 18, Insured California Series 22
                      and Insured Michigan Series 13)

Gentlemen:

     We have acted as counsel for Everen Unit Investment Trusts, Depositor of Everen Unit Investment Trusts Series 41 (Insured National Series 18, Insured California Series 22 and Insured Michigan Series 13) (collectively, the "Fund" and each a "Trust Fund"), in connection with the issuance of Units of fractional undivided interest in the Trust Fund of said Fund under the Trust Agreement dated January 10, 1996 (the "Indenture") between EVEREN Unit Investment Trusts, as Depositor and Evaluator and The Bank of New York, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) Each Trust Fund is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

          (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust Fund in the proportion that the number of Units of such Trust Fund held by him bears to the total number of Units outstanding of such Trust Fund. Under subpart E, subchapter J of chapter 1 of the Code, income of each Trust Fund will be treated as income of each Unitholder of the respective Trust Fund in the proportion described, and an item of Trust Fund income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Accordingly, to the extent that the income of a Trust Fund consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from Federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the respective Trust Fund. In the case of such Unitholder (and no other) interest received with respect to his Units attributable to such industrial development bonds or such private activity bonds is includable in his gross income. In the case of certain corporations, interest on the Bonds is included in computing the alternative minimum tax pursuant to Section 56(c) of the Code, the environmental tax (the "Superfund Tax") imposed by Section 59A of the Code, and the branch profits tax imposed by Section 884 of the Code with respect to U.S. branches of foreign corporations.

          (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units represented by his Unit. Before adjustment, such basis would normally be cost if the Unitholder had acquired his Units by purchase, plus his aliquot share of advances by the Trustee to a Trust Fund to pay interest on Bonds delivered after the Unitholder's settlement date to the extent that such interest accrued on the Bonds during the period from the Unitholder's settlement date to the date such Bonds are delivered to the respective Trust Fund, but only to the extent that such advances are to be repaid to the Trustee out of interest received by such Trust Fund with respect to such Bonds. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond held by a Trust Fund with respect to which there was an original issue discount at the time the Bond was issued (or which was purchased with market discount) and reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust Fund.

          (iv) If the Trustee disposes of a Trust Fund asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the Trust Fund assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust Fund asset must be reduced by the amount of his aliquot share of interest received by the Trust Fund, if any, on bonds delivered after the Unitholder's settlement date to the extent that such interest accrued on the Bonds during the period from the Unitholder's settlement date to the date such Bonds are delivered to the Trust Fund, must be reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust Fund and must be increased by the Unitholder's share of the accrued original issue discount (and market discount if the Unitholder elects to include market discount in income as it accures) with respect to each Bond which, at the time the Bond was issued, had original issue discount (or which was purchased with market discount).

          (v) In the case of any Bond held by the Trust Fund where the "stated redemption price at maturity" exceeds the "issue price", such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of Bonds held by the Trust Fund, Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a Bond subsequent to the Bond's original issue, under certain circumstances. In the case of any Bond held by the Trust Fund the interest on which is excludable from gross income under Section 103 of the Code, any original issue discount which accrues with respect thereto will be treated as interest which is excludable from gross income under Section 103 of the Code.

          (vi) Certain bonds in the portfolios of certain of the Trust Fund have been insured by the issuers thereof against default in the prompt payment of principal and interest. Insurance has been obtained for such bonds, or, in the case of a commitment, the bonds will be ultimately insured under the terms of such an insurance policy, which are designated as issuer insured bonds on the portfolio pages of the respective Trust Fund in the prospectus for a Trust Fund, by the issuer of such bonds. Insurance obtained by the issuer is effective so long as such bonds remain outstanding. For each of these bonds, we have been advised that the aggregate principal amount of such bonds listed on the portfolio page for the respective Trust Fund was acquired by the applicable Trust Fund and are part of the series of such bonds listed on the portfolio page for the respective Trust Fund in the aggregate principal amount listed on the portfolio page for the respective Trust Fund. Based upon the assumption that the bonds acquired by the applicable Trust Fund are part of the series covered by an insurance policy or, in the case of a commitment, will be ultimately insured under the terms of such an insurance policy, it is our opinion that any amounts received by the applicable Trust Fund representing maturing interest on such bonds will be excludable from federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the

     Issuer provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the Issuer of the bonds, rather than the insurer, will pay debt service on the bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment.

     Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the Bond, depending on the date the Bond was issued. In addition, special rules apply if the purchase price of a Bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the bond on the date a Unitholder acquires his Units, and the price the Unitholder pays for his Units.

     Because the Trust Funds do not include any "private activity" bonds within the meaning of Section 57 (a)(5) of the Code issued on or after August 8, 1986, none of the Trust Funds' interest income shall be treated as an item of tax preference when computing the alternative minimum tax. In the case of corporations, for taxable years beginning after December 31, 1986, the alternative minimum tax and the Superfund Tax depend upon the corporation's alternative minimum taxable income ("AMTI") which is the corporation's taxable income with certain adjustments.

     Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI and the Superfund Tax of a corporation (other than an S Corporation, Regulated Investment Company, Real Estate Investment Trust or REMIC) for taxable years beginning after 1989, is an amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all Bonds in a Trust Fund, and tax-exempt original issue discount.

     Effective for tax returns filed after December 31, 1987, all taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

     Section 265 of the Code provides for a reduction in each taxable year of 100 percent of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, (with certain exceptions) the interest on which is exempt from Federal income taxes for such taxable year. Under rules prescribed by Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after

August 7, 1986, will be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the taxpayer's average adjusted basis (within the meaning of Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer, unless such financial institution can otherwise establish, under regulations, to be prescribed by the Secretary of the Treasury, the amount of interest on indebtedness incurred or continued to purchase or carry such obligations. On December 7, 1995 the U.S. Treasury Department released proposed legislation that, if adopted, would generally extend the financial institution rules to all corporations, effective for obligations acquired after the date of announcement.

     We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for Federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of Units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence."

     The Revenue Reconciliation Act of 1993" (the "Tax Act") subjects tax-exempt bonds to the market discount rules of the Code effective for bonds purchased after April 30, 1993. In general, market discount is the amount (if any) by which the stated redemption price at maturity exceeds an investor's purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued) subject to a statutory de minimis rule. Market discount can arise based on the price a Trust Fund pays for Bonds or the price a Unitholder pays for his or her Units. Under the Tax Act, accretion of market discount is taxable as ordinary income; under prior law, the accretion had been treated as capital gain. Market discount that accretes while a Trust Fund holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bonds, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her Units, unless a Unitholder elects to include market discount in taxable income as it accrues.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                       Very truly yours



                                       CHAPMAN AND CUTLER

MJK/cjw